Exhibit 99.2

Williams Rowland Acquisition Corp. Announces Closing of $200 Million Initial Public Offering

Westport, CT – July 29, 2021 – Williams Rowland Acquisition Corp. (the “Company”), a newly organized blank check company incorporated as a Delaware corporation and led by Co-Chief Executive Officers, David “Tiger” Williams and Jonathan Rowland, today announced the closing of its initial public offering of 20,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of the common stock of the Company and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one share of common stock at $11.50 per share. The Company has granted the underwriter a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any. The units began trading on July 27, 2021 on the New York Stock Exchange (“NYSE”) under the ticker symbol “WRACU.” Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on the NYSE under the symbols “WRAC” and “WRACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Oppenheimer & Co. Inc. was the sole underwriter for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, telephone: (212) 667-8055 or by email at EquityProspectus@opco.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Williams Rowland Acquisition Corp.

Williams Rowland Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Williams Rowland Acquisition Corp., including those set forth in the Risk Factors section of Williams Rowland Acquisition Corp.’s registration statement and final prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. Williams Rowland Acquisition Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Williams Rowland Acquisition Corp.

David B. Williams

Co- Chief Executive Officers

203-353-7600